Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CTR PARTNERSHIP, L.P.

The undersigned, being the only general partner of CTR Partnership, L.P., and desiring to form a limited partnership pursuant to the laws of the State of Delaware certifies as follows:

1. The name of the Limited Partnership is CTR Partnership, L.P.

2. The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

3. The name and mailing address of its General Partner is CareTrust GP, LLC at 27101 Puerta Real, Suite 400, Mission Viejo, California 92691.

[Signature page follows]

CTR PARTNERSHIP, L.P.

By:	CareTrust GP, LLC
General Partner

By:	CareTrust REIT, Inc.
Sole Member

	By:	/s/ Gregory K. Stapley
		Name:	Gregory K. Stapley
		Title:	President and Chief Executive Officer

Dated: May 8, 2014